Exhibit 99.1

419 W E S T  P I K E  S T R E E T • P . O . B O X 629 • J A C K S O N  C E N T E R , O H I O  4 5 3 3 4-0629

P H O N E 937-596-6849 • F A X 937-596-7937

N E W S  R E L E A S E

Date:                     March 8, 2012

Contact:                Peter B. Orthwein or Richard E. Riegel III

THOR ANNOUNCES SECOND QUARTER AND SIX MONTH RESULTS.

Thor Industries, Inc. (NYSE:THO) today announced results for its second quarter and six months ended January 31, 2012. Sales for the second quarter were $596,970,000, up 13% from $526,227,000 in the second quarter last year. Net income for the quarter was $13,680,000, up 141% from $5,688,000 in the second quarter of 2011. E.P.S. for the quarter were $0.25 versus $0.10 in the second quarter last year. Sales for the six months ended January 31, 2012 were $1,269,970,000 up 12% from $1,132,911,000 in the prior year period. Net income for the six months ended January 31, 2012 was $36,038,000, up 23% compared to $29,376,000 in the prior year period. E.P.S. for the six months ended January 31, 2012 were $0.66 versus $0.54 in the prior year period.

RV sales in the quarter ended January 31, 2012 were $500,994,000, up 15% from $437,111,000 in the second quarter last year. Towable RV sales in the quarter were $444,206,000, up 22% from $364,802,000 in the second quarter of 2011. Motorized RV sales in the quarter were $56,788,000, down 21% from $72,309,000 in the second quarter last year. Bus segment sales in the quarter were $95,976,000, up 8% from $89,116,000 in the second quarter of 2011.

RV income before tax in the quarter ended January 31, 2012 was $22,924,000, compared with $11,025,000 in the second quarter last year. Towable RV income before tax in the quarter was $21,169,000, up from $8,808,000 in the second quarter of 2011. Motorized RV income before tax in the quarter was $1,755,000, down from $2,217,000 in the second quarter of 2011. Bus segment income before tax in the quarter was $2,599,000, compared with $3,792,000 in the second quarter last year. Corporate net costs were $4,027,000 in the quarter versus $7,436,000 in the second quarter last year. The change in Corporate costs is primarily attributable to a decrease in professional fees, insurance costs and stock option expense.

“We are pleased to report improved earnings during the seasonally most difficult quarter of our fiscal year,” said Peter B. Orthwein, Thor Chairman & CEO. “The Recreation Vehicle Industry Association recently revised its 2012 wholesale RV shipments forecast upward to a 5% improvement over 2011. We are also pleased with the strong retail activity we have seen over the first two months of 2012. However, factors tempering our optimism include continuing escalations in fuel prices as well as lingering discounting activity. We continue to see improvement in Thor’s bus segment, with increased activity among transit and private bus customers driving increasing order backlogs.”

Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, fuel prices, lower consumer confidence, and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, increased material and component costs, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the our Annual Report on Form 10-K for the year ended July 31, 2011 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended January 31, 2012. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE 3 AND 6 MONTHS ENDED JANUARY 31, 2012 and 2011

($000 except per share—unaudited)

	3 MONTHS ENDED JANUARY 31,						6 MONTHS ENDED JANUARY 31,
	2012		% Net Sales	2011		% Net Sales	2012		% Net Sales	2011		% Net Sales
Net sales	$596,970			$526,227			$1,269,970			$1,132,911
Gross profit	$59,380		9.9%	$47,643		9.1%	$134,358		10.6%	$124,221		11.0%
Selling, general and administrative	$36,245		6.1%	$40,742		7.7%	$74,705		5.9%	$85,633		7.6%
Amortization of intangibles	$2,777		0.5%	$2,489		0.5%	$5,624		0.4%	$4,564		0.4%
Impairment of trademarks	$—		0.0%	$—		0.0%	$—		0.0%	$2,036		0.2%
Interest income (net)	$864		0.1%	$941		0.2%	$1,790		0.1%	$1,894		0.2%
Gain on involuntary conversion	$—		0.0%	$2,031		0.4%	$—		0.0%	$6,833		0.6%
Other income (expense)	$274		0.0%	$(3)		0.0%	$325		0.0%	$452		0.0%

Income before income taxes	$21,496		3.6%	$7,381		1.4%	$56,144		4.4%	$41,167		3.6%
Income taxes	$7,816		1.3%	$1,693		0.3%	$20,106		1.6%	$11,791		1.0%

Net income	$13,680		2.3%	$5,688		1.1%	$36,038		2.8%	$29,376		2.6%

E.P.S.—basic	25	¢		10	¢		66	¢		54	¢
E.P.S.—diluted	25	¢		10	¢		66	¢		54	¢
Avg. common shares outstanding-basic	54,587,293			55,812,526			54,789,738			54,717,208
Avg. common shares outstanding-diluted	54,625,747			55,930,489			54,819,877			54,819,297

SUMMARY BALANCE SHEETS—JANUARY 31, ($000) (unaudited)

	2012	2011		2012	2011
Cash and equivalents	$156,206	$96,613	Current liabilities	$279,991	$275,939
Accounts receivable	174,690	176,679	Other liabilities	83,174	82,365
Inventories	192,225	211,977	Stockholders’ equity	779,466	768,816
Deferred income tax and other	55,379	54,434

Total current assets	578,500	539,703
Fixed assets	164,373	166,947
Goodwill	245,209	245,766
Other intangible assets	119,631	132,383
Other assets	34,918	42,321

Total	$1,142,631	$1,127,120		$1,142,631	$1,127,120